UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 276-3966

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operation and Financial Condition.

On October 21, 2025, AST SpaceMobile, Inc. (the “Company”) announced a proposed offering (the “New Notes Offering”) of convertible senior notes due 2036 (the “New Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), as described in Item 8.01 below. The Company separately announced a proposed registered direct offering of shares of its Class A common stock (the “Registered Direct Offering”) as described in Item 8.01 below. In connection with the New Notes Offering and the Registered Direct Offering, the Company provided the following disclosure for the purpose of supplementing and updating disclosures contained in the Company’s prior filings with the Securities and Exchange Commission, which includes certain preliminary unaudited financial information of the Company as of September 30, 2025:

Liquidity Update

As of September 30, 2025, total cash and cash equivalents and restricted cash was approximately $1,220.1 million. As of September 30, 2025, the Company’s total consolidated indebtedness for borrowed money was approximately $724.4 million, consisting of $100.0 million principal amount of 4.25% senior convertible notes due 2032 (“4.25% Convertible Notes”), $575.0 million principal amount of 2.375% senior convertible notes due 2032 and an aggregate of approximately $49.4 million of senior secured indebtedness at its subsidiaries. The Company’s financial results as of and for the quarter ended September 30, 2025 are not yet complete and will not be available until after the completion of this offering. Accordingly, the foregoing financial information is a preliminary estimate for cash and cash equivalents and restricted cash, total consolidated indebtedness, and total senior secured indebtedness as of September 30, 2025. These estimates are subject to revision based upon the completion of the Company’s quarter-end financial closing procedures and other developments that may arise prior to the time the Company’s financial results for the quarter ended September 30, 2025 are finalized. Neither the Company’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to this preliminary financial information. You should not place undue reliance on these preliminary estimates.

ATM Update

On October 7, 2025, the Company entered into an Equity Distribution Agreement to sell shares of its Class A common stock having an aggregate offering price of up to $800.0 million, from time to time, through an “at the market offering” program, under which B. Riley Securities, Inc., Barclays Capital Inc., BofA Securities, Inc., Cantor Fitzgerald & Co., Deutsche Bank Securities Inc., Roth Capital Partners, LLC, Scotia Capital (USA) Inc., UBS Securities LLC, William Blair & Company, L.L.C. and Yorkville Securities, LLC act as sales agents (the “October 2025 ATM Program”). As of October 20, 2025, the Company has sold approximately 3.2 million shares of its Class A common stock through the October 2025 ATM Program for aggregate net proceeds of approximately $277.4 million. The Company has agreed with the initial purchasers in the New Notes Offering that it will not sell any shares of its Class A common stock pursuant to the October 2025 ATM Program until the later of (x) the 15th day after the pricing date of the New Notes Offering and (y) such time as the Company receives certain waivers under the October 2025 ATM Program.

The information included in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On October 21, 2025, the Company issued a press release relating to its proposed New Notes Offering, and a press release relating to its proposed Registered Direct Offering and concurrent repurchase of a portion of its 4.25% Convertible Notes. Copies of the press releases are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Neither this Current Report on Form 8-K nor the press releases filed as Exhibits 99.1 and 99.2 hereto constitute an offer to sell, or a solicitation of an offer to buy, any shares of AST SpaceMobile’s Class A common stock or any of its New Notes, or an offer to buy, or a solicitation of an offer to sell, any of its 4.25% Convertible Notes, nor will there be any sale of any of AST SpaceMobile’s securities in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release titled “AST SpaceMobile Announces Proposed Private Offering of $850.0 Million of Convertible Senior Notes Due 2036,” dated October 21, 2025
99.2	Press release titled “AST SpaceMobile Announces Proposed Repurchase of up to $50.0 Million Convertible Senior Notes to be Funded By Concurrent Registered Direct Offering of Class A Common Stock,” dated October 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AST SPACEMOBILE, INC.

Date: October 21, 2025	By:	/s/ Andrew M. Johnson
Andrew M. Johnson Executive Vice President, Chief Financial Officer and Chief Legal Officer